Exhibit 99

g
Pfizer Reports Solid Third-Quarter 2025 Results; Raises and Narrows 2025 EPS Guidance
■Focused Execution Delivers Strong EPS Performance
■Landmark Agreement Reached with U.S. Government Provides Longer-Term Business Clarity
■Secured Early FTC Clearance for Proposed Metsera Acquisition to Meaningfully Compete in Obesity
NEW YORK, Tuesday, November 4, 2025 — Pfizer Inc. (NYSE: PFE) reported financial results for the third quarter of 2025 and reaffirmed its 2025 Revenue guidance(1) while raising and narrowing guidance for Adjusted(2) diluted EPS.
EXECUTIVE COMMENTARY
Dr. Albert Bourla, Chairman and CEO of Pfizer:
“I am proud of Pfizer’s leadership as the first in our industry to reach an agreement with the U.S. Government, which we believe provides greater clarity for our business. Additionally, our recent strategic actions have strengthened opportunities to advance innovation that could address significant medical needs in high growth markets, helping us deliver value for patients and shareholders.”
David Denton, CFO and EVP of Pfizer:
“Our third-quarter performance demonstrates our continued focus on execution and financial discipline. We raised and narrowed our full-year 2025 Adjusted diluted EPS guidance, underscoring confidence in our ability to deliver strong results for our shareholders.”
OVERALL RESULTS
■Third-Quarter 2025 Revenues of $16.7 Billion, Representing a 7% Year-over-Year Operational Decline
–Strengthened Commercial Execution Drives 4% Operational Revenue Growth of Non-COVID Portfolio
■Third-Quarter 2025 Reported(3) Diluted EPS of $0.62, and Adjusted(2) Diluted EPS of $0.87
■Reaffirms Full-Year 2025 Revenue Guidance(1) in a Range of $61.0 to $64.0 Billion
■Raises and narrows Full-Year 2025 Adjusted(2) Diluted EPS Guidance(1) to a Range of $3.00 to $3.15
■On Track to Deliver Approximately $7.2 Billion in Overall Anticipated Net Cost Savings from Previously Announced Cost Improvement Initiatives(4) by End of 2027, Driving Productivity Gains and Operating Margin Expansion

Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period changes that exclude the impact of foreign exchange rates(5).
Results for the third quarter and first nine months of 2025 and 2024(6) are summarized below.

($ in millions, except per share amounts)	Third-Quarter			Nine Months
	2025	2024	% Change	2025	2024	% Change
Revenues	$ 16,654	$ 17,702	(6%)	$ 45,022	$ 45,864	(2%)
Reported(3) Net Income	3,541	4,465	(21%)	9,419	7,621	24%
Reported(3) Diluted EPS	0.62	0.78	(21%)	1.65	1.34	23%
Adjusted(2) Income	4,949	6,050	(18%)	14,620	14,124	4%
Adjusted(2) Diluted EPS	0.87	1.06	(18%)	2.56	2.48	3%

REVENUES

($ in millions)	Third-Quarter				Nine Months
	2025	2024	% Change		2025	2024	% Change
			Total	Oper.			Total	Oper.
Global Biopharmaceuticals Business (Biopharma)	$ 16,310	$ 17,392	(6%)	(7%)	$ 44,056	$ 44,987	(2%)	(2%)
Pfizer CentreOne (PC1)	344	285	21%	18%	929	820	13%	13%
Pfizer Ignite	—	25	(99%)	(99%)	37	56	(34%)	(34%)
TOTAL REVENUES	$ 16,654	$ 17,702	(6%)	(7%)	$ 45,022	$ 45,864	(2%)	(2%)

2025 FINANCIAL GUIDANCE(1)
■Reaffirms full-year 2025 Revenue guidance of $61.0 to $64.0 billion.
■Raises and narrows Adjusted(2) diluted EPS guidance(1) to a range of $3.00 to $3.15 from $2.90 to $3.10 previously.
■The updated 2025 Adjusted(2) diluted EPS guidance takes into consideration our solid year-to-date performance, continued confidence in our business, progress with ongoing cost improvement initiatives, and improvement in our effective tax rate.
–Includes a one-time $1.35 billion Acquired In-Process R&D charge related to the in-licensing agreement with 3SBio, Inc. recorded in the third quarter of 2025 with an unfavorable impact of approximately $0.20.
■The company’s guidance absorbs the impact of the currently imposed tariffs from China, Canada, and Mexico.

Revenues	$61.0 to $64.0 billion
Adjusted(2) SI&A Expenses	$13.1 to $14.1 billion
Adjusted(2) R&D Expenses	$10.0 to $11.0 billion
(previously $10.4 to $11.4 billion)
Effective Tax Rate on Adjusted(2) Income	Approximately 11.0%
(previously approximately 13.0%)
Adjusted(2) Diluted EPS	$3.00 to $3.15
(previously $2.90 to $3.10)
CAPITAL ALLOCATION
During the first nine months of 2025, Pfizer deployed its capital in a variety of ways, which primarily included:
▪Reinvesting capital into initiatives intended to enhance the future growth prospects of the company, including:
•$7.2 billion invested in internal research and development projects, and
•Approximately $1.6 billion invested in business development transactions, primarily reflecting the 3SBio in-licensing deal.
▪Returning capital directly to shareholders through $7.3 billion of cash dividends, or $1.29 per share of common stock.
No share repurchases have been completed to date in 2025. As of November 4, 2025, Pfizer’s remaining share repurchase authorization is $3.3 billion. Current financial guidance does not anticipate any share repurchases in

2025. The company expects to continue to de-lever in a prudent manner in order to maintain a balanced capital allocation strategy. This includes maintaining the flexibility to deploy capital towards potential value-creating business development transactions and the potential to return capital to shareholders through share repurchases.
Diluted weighted-average shares outstanding of 5,714 million and 5,705 million were used to calculate Reported(3) and Adjusted(2) diluted EPS for third-quarter 2025 and 2024, respectively.
QUARTERLY FINANCIAL HIGHLIGHTS (Third-Quarter 2025 vs. Third-Quarter 2024)
Third-quarter 2025 revenues totaled $16.7 billion, a decrease of $1.0 billion, or 6%, compared to the prior-year quarter, reflecting an operational decrease of $1.3 billion, or 7%, and a favorable impact of foreign exchange of $203 million. The operational decrease was primarily driven by a year-over-year decline in COVID-19 product revenues largely due to lower infection rates impacting Paxlovid demand as well as a narrower vaccine recommendation for COVID-19 in the U.S. that reduced the eligible population for Comirnaty.
Third-quarter 2025 operational revenue reflected higher revenues primarily for:
▪Eliquis globally, up 22% operationally, driven primarily by higher demand globally and favorable net price in the U.S. as a result of the expected favorable year-over-year impact of the elimination of the coverage gap as part of the IRA Medicare Part D Redesign, partially offset by generic entry and price erosion in certain international markets;
▪Vyndaqel family (Vyndaqel, Vyndamax, Vynmac) globally, up 7% operationally, driven largely by strong demand with continuing uptake in patient diagnosis primarily in the U.S. and certain international developed markets, as well as improved patient affordability in the U.S.; partially offset by lower net price in the U.S. mostly due to the impact of higher manufacturer discounts resulting from the IRA Medicare Part D Redesign, as well as new payer contracts; and
▪Nurtec ODT/Vydura globally, up 22% operationally, driven primarily by strong demand in the U.S. and recent launches in certain international markets, partially offset by lower net price in the U.S. mainly due to unfavorable changes in channel mix;
more than offset primarily by lower revenues for:
▪Paxlovid, down 55% operationally, driven primarily by lower COVID-19 infections across U.S. and international markets and lower international government purchases, as well as the non-recurrence of a $442 million favorable U.S. government stockpile purchase in the third quarter of 2024; partially offset by favorable adjustments of rebate accruals related to prior periods, as well as higher net price in the U.S. following transition from the U.S. government agreement; and
▪Comirnaty, down 20% operationally, mainly due to a narrower recommendation for vaccination in the U.S. as well as delayed approval of the new variant vaccine; partially offset by a lower returns provision and higher market share in the U.S., as well as higher contractual deliveries in certain international markets.

GAAP Reported(3) Statement of Operations Highlights
SELECTED REPORTED(3) COSTS AND EXPENSES

($ in millions)	Third-Quarter				Nine Months
	2025	2024	% Change		2025	2024	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(3)	$ 4,172	$ 5,263	(21%)	(26%)	$ 10,795	$ 11,942	(10%)	(11%)
Percent of Revenues	25.0%	29.7%	N/A	N/A	24.0%	26.0%	N/A	N/A
SI&A Expenses(3)	3,186	3,244	(2%)	(3%)	9,632	10,456	(8%)	(8%)
R&D Expenses(3)	2,546	2,598	(2%)	(2%)	7,231	7,787	(7%)	(7%)
Acquired IPR&D Expenses(3)	1,390	13	*	*	1,401	20	*	*
Other (Income)/Deductions—net(3)	517	243	*	86%	2,210	2,030	9%	10%
Effective Tax Rate on Reported(3) Income	(6.5%)	5.0%			(2.9%)	4.9%
* Indicates calculation not meaningful or results are greater than 100%.
Third-quarter 2025 Cost of Sales(3) as a percentage of revenues decreased by 4.7 percentage points compared to the prior-year quarter, primarily driven by (i) a favorable revision of our estimate of accrued royalties, (ii) a favorable change in sales mix driven by lower sales of Comirnaty and Paxlovid, including the non-recurrence of a charge recorded in the third quarter of 2024 that was included in the 50% gross profit split with BioNTech and applicable royalty expenses, and (iii) lower amortization from the step-up of acquired inventory; partially offset by (iv) an unfavorable impact of foreign exchange.
Third-quarter 2025 SI&A Expenses(3) decreased 3% operationally compared with the prior-year quarter, primarily reflecting focused investments and ongoing productivity improvements that drove a decrease in marketing and promotional spend for various products and lower spending in corporate enabling functions, partially offset by higher healthcare reform fees in the current period primarily due to a favorable adjustment recorded in the third quarter of 2024.
Third-quarter 2025 R&D Expenses(3) decreased 2% operationally compared with the prior-year quarter, driven primarily by a net decrease in spending due to pipeline focus and optimization including the expansion of our digital capabilities, as well as lower compensation-related expenses.
Third-quarter 2025 Acquired In-Process R&D Expenses(3) increased $1.4 billion compared to the prior-year quarter, driven primarily by a $1.35 billion charge related to an in-licensing agreement with 3SBio, Inc.
The unfavorable period-over-period change in Other (income)/deductions—net(3) of $275 million for the third quarter of 2025, compared with the prior-year quarter, was driven primarily by (i) an intangible asset impairment charge in the third quarter of 2025, (ii) lower net gains on equity securities, (iii) the non-recurrence of equity method income in the third quarter of 2024 from our previous investment in Haleon plc and (iv) higher charges for certain legal matters; partially offset by (v) a non-recurrence of a charge in the third quarter of 2024 related to the expected sale of one of our facilities resulting from the discontinuation of our Duchenne muscular dystrophy program and (vi) lower net interest expense.
Pfizer’s effective tax rate on Reported(3) income for the third quarter of 2025 decreased compared to the prior-year quarter primarily due to a favorable change in the jurisdictional mix of earnings, the remeasurement of deferred tax liabilities due to the enactment of the One Big Beautiful Bill Act on July 4, 2025, and tax benefits related to global income tax resolutions in multiple tax jurisdictions spanning multiple tax years.
Adjusted(2) Statement of Operations Highlights
SELECTED ADJUSTED(2) COSTS AND EXPENSES

($ in millions)	Third-Quarter				Nine Months
	2025	2024	% Change		2025	2024	% Change
			Total	Oper.			Total	Oper.
Adjusted(2) Cost of Sales	$ 3,979	$ 4,874	(18%)	(23%)	$ 10,075	$ 10,678	(6%)	(6%)
Percent of Revenues	23.9%	27.5%	N/A	N/A	22.4%	23.3%	N/A	N/A
Adjusted(2) SI&A Expenses	3,158	3,219	(2%)	(3%)	9,562	10,342	(8%)	(8%)
Adjusted(2) R&D Expenses	2,486	2,561	(3%)	(3%)	7,096	7,708	(8%)	(8%)
Acquired IPR&D Expenses(2)	1,390	13	*	*	1,401	20	*	*
Adjusted(2) Other (Income)/Deductions—net	257	243	6%	(21%)	688	797	(14%)	(10%)
Effective Tax Rate on Adjusted(2) Income	7.9%	10.8%			9.5%	13.3%
See the reconciliations of certain Reported(3) to non-GAAP Adjusted(2) financial measures and associated footnotes in the financial tables section of this press release.
RECENT NOTABLE DEVELOPMENTS (Since August 5, 2025)
Product Developments

Product/Project	Milestone	Recent Development	Link
Braftovi (encorafenib) + Mektovi (binimetinib)	Phase 2 Four-Year Data
October 2025. Announced updated follow-up results from the single-arm Phase 2 PHAROS trial evaluating Braftovi + Mektovi for the treatment of adults with metastatic non-small cell lung cancer (mNSCLC) with a BRAF V600E mutation. In treatment-naïve patients, the median overall survival (OS) was 47.6 months (95% confidence interval [CI], 31.3, not estimable) after a median follow-up of 52.3 months. In previously treated patients, the median OS was 22.7 months (95% CI, 14.1, 32.6), after a median follow-up of 48.2 months. The four-year OS rates were 49% (95% CI, 35, 62) and 31% (95% CI, 16, 47) for treatment-naïve and previously treated patients, respectively. At the time of this analysis, the safety profile of Braftovi + Mektovi was consistent with previous findings.
Full Release

Product/Project	Milestone	Recent Development	Link
Comirnaty (COVID-19 Vaccine, mRNA)	Phase 3 Results
September 2025. Pfizer and BioNTech announced positive topline results from an ongoing Phase 3 clinical trial cohort evaluating the safety, tolerability, and immunogenicity of a 30-µg dose of the LP.8.1-adapted monovalent Comirnaty 2025-2026 Formula in adults aged 65 and older and in adults aged 18 through 64 with at least one underlying risk condition for severe COVID-19. The preliminary data show a robust increase in neutralizing antibodies targeting the LP.8.1 sublineage of SARS-CoV-2 following vaccination. These clinical findings reinforce pre-clinical data that supported the U.S. Food and Drug Administration (FDA) approval of the LP.8.1-adapted COVID-19 vaccine, which demonstrated improved immune responses against multiple circulating SARS-CoV-2 sublineages.
Full Release
ACIP Vote
September 2025. The U.S. Centers for Disease Control and Prevention’s (CDC) Advisory Committee on Immunization Practices (ACIP) unanimously recommended COVID-19 vaccination for individuals six months and older based on shared clinical decision-making. This recommendation was subsequently adopted by the Director of the CDC and the U.S. Department of Health and Human Services.
Full Release
Regulatory
August 2025. Pfizer and BioNTech announced the FDA approved the supplemental Biologics License Application (sBLA) for the companies’ LP.8.1-adapted monovalent COVID-19 vaccine for use in adults ages 65 years and older, as well as in individuals ages 5 through 64 years with at least one underlying condition that puts them at high risk for severe outcomes from COVID-19.
Full Release

Product/Project	Milestone	Recent Development	Link
Padcev (enfortumab vedotin)	Phase 3 Results
October 2025. Pfizer and Astellas Pharma Inc. announced positive results from the Phase 3 EV-303 clinical trial (also known as KEYNOTE-905) evaluating Padcev in combination with pembrolizumab as neoadjuvant and adjuvant treatment (before and after surgery) versus surgery alone, the current standard of care, in patients with muscle-invasive bladder cancer (MIBC) who are not eligible for or declined cisplatin-based chemotherapy. At the first interim efficacy analysis, results from the primary endpoint of event-free survival (EFS) showed a 60% reduction in the risk of tumor recurrence, progression or death for patients treated with neoadjuvant and adjuvant Padcev plus pembrolizumab as compared to surgery alone (Hazard Ratio (HR) of 0.40; 95% CI, 0.28-0.57; p<0.0001). The estimated median EFS has not yet been reached for the combination arm versus 15.7 months for the surgery alone arm. An estimated 74.7% of patients treated with the combination were event free at two years, relative to 39.4% of patients who received surgery only. Results from the key secondary endpoint of OS showed a 50% reduction in the risk of death for neoadjuvant and adjuvant Padcev plus pembrolizumab as compared to surgery alone (HR of 0.50; 95% CI, 0.33-0.74; p<0.0002). The estimated median OS has not yet been reached for the combination arm versus 41.7 months for the surgery arm. An estimated 79.7% of patients were alive at two years relative to 63.1% of patients who received surgery only. The safety results in EV-303 were consistent with those previously reported for this combination.
Full Release
Tukysa (tucatinib)	Phase 3 Results
October 2025. Announced positive topline results from the Phase 3 HER2CLIMB-05 trial of first-line combination therapy with the tyrosine kinase inhibitor Tukysa in patients with human epidermal growth factor receptor 2-positive (HER2+) metastatic breast cancer (MBC). HER2CLIMB-05 is evaluating Tukysa versus placebo, both in combination with first-line standard-of-care maintenance therapy (trastuzumab plus pertuzumab) following chemotherapy-based induction. The trial met its primary endpoint, demonstrating a statistically significant and clinically meaningful improvement in progression-free survival (PFS) by investigator assessment in the Tukysa arm versus the placebo arm. Treatment with Tukysa in combination with trastuzumab and pertuzumab was tolerable, with a safety profile generally consistent with the established safety profiles of each individual therapy.
Full Release

Product/Project	Milestone	Recent Development	Link
Xtandi (enzalutamide)	Phase 3 Results
October 2025. Pfizer and Astellas Pharma Inc. announced final OS results from the Phase 3 EMBARK study evaluating Xtandi, in combination with leuprolide and as monotherapy, in men with non-metastatic hormone-sensitive prostate cancer (nmHSPC; also known as nonmetastatic castration-sensitive prostate cancer or nmCSPC) with biochemical recurrence (BCR) at high risk for metastasis. For the key secondary endpoint of OS, Xtandi plus leuprolide reduced the risk of death by 40.3% compared to leuprolide alone (Hazard Ratio [HR]: 0.597; 95% CI, 0.444-0.804; p=0.0006), making this the first and only androgen receptor inhibitor-based regimen to demonstrate an OS benefit in nmHSPC with high-risk BCR. The 8-year overall survival was 78.9% (95% CI, 73.9% to 83.1%) among patients receiving Xtandi plus leuprolide and 69.5% (95% CI, 64.0% to 74.3%) among patients taking leuprolide alone. A numerical improvement in OS with Xtandi as monotherapy compared to leuprolide alone (HR: 0.83 [95% CI, 0.63-1.095]; p=0.1867) did not reach statistical significance. The safety profile of Xtandi was consistent with that observed at the primary EMBARK analysis, and no new safety signals were identified.
Full Release

Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.

Product/Project	Milestone	Recent Development	Link
inclacumab	Phase 3 Results
August 2025. Announced results from the Phase 3 THRIVE-131 study evaluating inclacumab, an investigational P-selectin inhibitor, in patients 16 years of age and older with sickle cell disease (SCD). The study did not meet its primary endpoint of significant reduction in the rate of vaso-occlusive crises (VOCs) in participants receiving inclacumab versus placebo every 12 weeks over 48 weeks. Inclacumab was generally well tolerated in THRIVE-131. The most commonly reported treatment-emergent adverse events in either group were anemia, arthralgia, back pain, headache, malaria, sickle cell anemia with crisis, and upper respiratory tract infection.
Full Release

Corporate Developments

Topic	Recent Development	Link
Agreement with U.S. Government
September 2025. Announced a historic agreement with the Trump Administration in which Pfizer has voluntarily agreed to implement measures designed to ensure Americans receive comparable drug prices to those available in other developed countries and pricing newly launched medicines at parity with other key developed markets. Under the agreement, Pfizer will also participate in a direct purchasing platform, TrumpRx.gov, that will allow American patients to purchase medicines from Pfizer at a significant discount. The large majority of the Company’s primary care treatments and some select specialty brands will be offered at savings that will range as high as 85% and on average 50%. The agreement provides a three-year grace period during which time Pfizer products under a Section 232 investigation will not face tariffs, provided the company further invests in manufacturing in the United States.
Full Release
Business Development
September 2025. Announced Pfizer entered into a definitive agreement to acquire Metsera, a clinical-stage biopharmaceutical company accelerating the next generation of medicines for obesity and cardiometabolic diseases, for $47.50 in cash per Metsera share at closing, representing an enterprise value of approximately $4.9 billion. Additionally, the agreement includes a non-transferable contingent value right (CVR) entitling holders to potential additional payments of up to $22.50 per share tied to three specific milestones: $5 per share following the Phase 3 clinical trial start of Metsera’s injectable GLP-1 receptor agonist (MET-097i) + amylin analog (MET-233i) combination, $7 per share following FDA approval of the monthly GLP-1 receptor agonist MET-097i monotherapy, and $10.50 per share following FDA approval of the monthly MET-097i + MET-233i combination, if achieved. Pfizer expects to finance the transaction through a combination of available cash and new debt. The transaction is subject to the satisfaction of customary closing conditions, including receipt of approval by Metsera’s shareholders.
Full Release
October 2025. Announced the U.S. Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to Pfizer’s pending acquisition of Metsera. As such, all required regulatory approvals in respect of Pfizer’s acquisition of Metsera have been obtained.
Full Release
October-November 2025. Announced that Pfizer has filed lawsuits against Metsera, Novo Nordisk A/S and several related parties and individuals in the Delaware Court of Chancery and the U.S. District Court of the District of Delaware for claims relating to a competing proposal to acquire Metsera made by Novo Nordisk on October 25, including claims for breach of contract, breach of fiduciary duty, and tortious interference in contract arising from Metsera’s breach of its obligations under the merger agreement between Pfizer and Metsera, as well as various antitrust-related claims. Pfizer is requesting the Delaware Court of Chancery issue a temporary restraining order to block Metsera from terminating the merger agreement and seeks all appropriate remedies to ensure the terms of the merger agreement are fully enforced. The company is confident in the merits of these cases.
Full Release & Full Release

PFIZER TO HOST CONFERENCE CALL
Pfizer will host a live conference call and webcast today, November 4, 2025, at 10:00 AM EDT. To access the live conference call and view the third-quarter 2025 earnings presentation, accompanying prepared remarks from management, and infographic, visit our website at pfizer.com/investors.
You can also listen to the conference call by dialing either 800-456-4352 in the U.S. and Canada or 785-424-1086 outside of the U.S. and Canada. The passcode is “90164”.
The transcript and webcast replay of the call will be made available on our website at pfizer.com/investors within 24 hours after the end of the live conference call and will be accessible for at least 90 days.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.
(1)Pfizer does not provide guidance for U.S. generally accepted accounting principles (GAAP) Reported financial measures (other than revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, certain acquisition-related expenses, gains and losses from equity securities, actuarial gains and losses from pension and postretirement plan remeasurements, potential future asset impairments and pending litigation without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.
Financial guidance for full-year 2025 reflects the following:
▪Does not assume the completion of any business development transactions not completed as of November 4, 2025.
▪An anticipated unfavorable revenue impact of approximately $0.4 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost patent or regulatory protection or that are anticipated to lose patent or regulatory protection.
▪Exchange rates assumed are a blend of actual rates in effect through third-quarter 2025 and mid-October 2025 rates for the remainder of the year.
▪Guidance for Adjusted(2) diluted EPS assumes diluted weighted-average shares outstanding of approximately 5.71 billion shares, and assumes no share repurchases in 2025.
▪The company’s guidance absorbs the impact of the currently imposed tariffs from China, Canada, and Mexico.
(2)Adjusted income and Adjusted diluted earnings per share (EPS) are defined as U.S. GAAP net income attributable to Pfizer Inc. common shareholders and U.S. GAAP diluted EPS attributable to Pfizer Inc. common shareholders before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the third quarter and the first nine months of 2025 and 2024. Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS(3). See the Non-GAAP Financial Measure: Adjusted Income section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2024 Annual Report on Form 10-K and the accompanying Non-GAAP Financial Measure: Adjusted Income section of this press release for a definition of each component of Adjusted income as well as other relevant information.
(3)Revenues is defined as revenues in accordance with U.S. GAAP. Reported net income and its components are defined as net income attributable to Pfizer Inc. common shareholders and its components in accordance with U.S. GAAP. Reported diluted EPS is defined as diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.
(4)On track to deliver approximately $7.7 billion in anticipated overall savings (approximately $7.2 billion of net cost savings) from previously announced cost improvement initiatives:
▪Approximately $4.5 billion of overall net cost savings from Pfizer’s ongoing cost realignment program are expected to be achieved by the end of 2025. An additional approximately $1.2 billion of anticipated net cost savings, primarily in SI&A, is expected to be fully achieved by the end of 2027. The net cost savings are calculated versus the midpoint of Pfizer’s 2023 SI&A and R&D expense guidance provided on August 1, 2023.
▪On track to deliver anticipated R&D re-organization cost savings of approximately $500 million to be fully realized by the end of 2026, with savings to be reinvested in the pipeline.
▪The first phase of the Manufacturing Optimization Program is on track to deliver approximately $1.5 billion in net cost savings by the end of 2027, contributing savings in third-quarter 2025.
(5)References to operational variances in this press release pertain to period-over-period changes that exclude the impact of foreign exchange rates. Although foreign exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control and because they can mask positive or negative trends in the business, Pfizer believes presenting operational variances excluding these foreign exchange changes provides useful information to evaluate Pfizer’s results.
(6)Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s third quarter and first nine months for U.S. subsidiaries reflects the three and nine months ended on September 28, 2025 and September 29, 2024, while Pfizer’s third quarter and first nine months for subsidiaries operating outside the U.S. reflects the three and nine months ended on August 24, 2025 and August 25, 2024.

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF OPERATIONS(1)
(UNAUDITED)
(millions, except per share data)

	Third-Quarter		% Incr. /	Nine Months		% Incr. /
	2025	2024	(Decr.)	2025	2024	(Decr.)
Revenues:
Product revenues(2)	$13,920	$15,417	(10)	$37,168	$38,731	(4)
Alliance revenues	2,298	1,900	21	6,684	6,140	9
Royalty revenues	436	384	13	1,170	992	18
Total revenues	16,654	17,702	(6)	45,022	45,864	(2)
Costs and expenses:
Cost of sales(2), (3)	4,172	5,263	(21)	10,795	11,942	(10)
Selling, informational and administrative expenses(3)	3,186	3,244	(2)	9,632	10,456	(8)
Research and development expenses(3)	2,546	2,598	(2)	7,231	7,787	(7)
Acquired in-process research and development expenses(4)	1,390	13	*	1,401	20	*
Amortization of intangible assets	1,223	1,312	(7)	3,644	3,927	(7)
Restructuring charges and certain acquisition-related costs(5)	286	313	(9)	945	1,669	(43)
Other (income)/deductions––net(6)	517	243	*	2,210	2,030	9
Income from continuing operations before provision/(benefit) for taxes on income	3,334	4,715	(29)	9,162	8,033	14
Provision/(benefit) for taxes on income(7)	(216)	234	*	(264)	393	*
Income from continuing operations	3,550	4,481	(21)	9,427	7,640	23
Discontinued operations––net of tax	—	(8)	(97)	25	4	*
Net income before allocation to noncontrolling interests	3,550	4,473	(21)	9,452	7,644	24
Less: Net income attributable to noncontrolling interests	9	8	13	33	23	45
Net income attributable to Pfizer Inc. common shareholders	$3,541	$4,465	(21)	$9,419	$7,621	24

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.62	$0.79	(21)	$1.66	$1.35	23
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.62	$0.79	(21)	$1.66	$1.35	23

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.62	$0.79	(21)	$1.65	$1.34	23
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.62	$0.78	(21)	$1.65	$1.34	23
Weighted-average shares used to calculate earnings per common share:
Basic	5,685	5,667		5,682	5,663
Diluted	5,714	5,705		5,710	5,699
*Indicates calculation not meaningful or results are greater than 100%.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS - (UNAUDITED)
(1)The financial statements present the three and nine months ended September 28, 2025 and September 29, 2024. Subsidiaries operating outside the U.S. are included for the three and nine months ended August 24, 2025 and August 25, 2024.
The financial results for the three and nine months ended September 28, 2025 are not necessarily indicative of the results that ultimately could be achieved for the full year.
Certain amounts in the consolidated statements of operations and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.
(2)Product revenues for the third quarter and first nine months of 2024 included $442 million of revenue recorded in connection with the creation of a U.S. Strategic National Stockpile of 1.0 million treatment courses of Paxlovid, which we supplied at no cost to the U.S. government or taxpayers. The amount for the first nine months of 2024 also included a $771 million favorable final adjustment to the estimated non-cash Paxlovid revenue reversal of $3.5 billion recorded in the fourth quarter of 2023, reflecting 5.1 million Emergency Use Authorization (EUA)-labeled treatment courses returned by the U.S. government through February 29, 2024 versus the estimated 6.5 million treatment courses that were expected to be returned as of December 31, 2023. Cost of sales for the third quarter and first nine months of 2025 include favorable revisions of our estimate of accrued royalties.
(3)Exclusive of amortization of intangible assets.
(4)Acquired in-process research and development expenses for the third quarter and first nine months of 2025 include a $1.35 billion charge related to an in-licensing agreement with 3SBio, Inc.
(5)Restructuring charges and certain acquisition-related costs include the following:

	Third-Quarter		Nine Months
(MILLIONS)	2025	2024	2025	2024
Restructuring charges/(credits)––acquisition-related costs(a)	$1	$(6)	$13	$78
Restructuring charges/(credits)––cost reduction initiatives(b)	236	223	771	1,253
Restructuring charges/(credits)	237	217	784	1,331
Transaction costs(c)	—	—	—	5
Integration costs and other(d)	49	96	162	333
Restructuring charges and certain acquisition-related costs	$286	$313	$945	$1,669
(a)Includes charges/(credits) for employee terminations, asset impairments and other exit costs associated with business combinations.
(b)Includes charges/(credits) for employee terminations, asset impairments and other exit costs not associated with acquisitions. The charges for the first nine months of 2025 primarily represent employee termination costs, asset impairments and exit costs associated with our enterprise-wide cost realignment program, partially offset by revisions of estimates of previously recorded accruals for employee termination costs associated with our Manufacturing Optimization Program, driven in large part by higher-than-expected voluntary attrition. The charges for the first nine months of 2024 primarily represent employee termination costs associated with our Manufacturing Optimization Program.
(c)Transaction costs represent external costs for banking, legal, accounting and other similar services.
(d)Integration costs and other represent external, incremental costs directly related to integrating acquired businesses, such as expenditures for consulting and the integration of systems and processes, and certain other qualifying costs.
(6)Components of Other (income)/deductions––net include:

	Third-Quarter		Nine Months
(MILLIONS)	2025	2024	2025	2024
Interest income	$(138)	$(116)	$(437)	$(374)
Interest expense	652	783	1,960	2,352
Net interest expense(a)	514	668	1,523	1,977
Net (gains)/losses recognized during the period on equity securities(b)	(201)	(446)	94	(129)
Net periodic benefit costs/(credits) other than service costs	(73)	(102)	(333)	(311)
Certain legal matters, net(c)	191	45	755	422
Certain asset impairments(d)	260	—	577	349
Haleon equity method (income)/loss	—	(150)	—	(102)
Other, net(e)	(174)	227	(406)	(177)
Other (income)/deductions––net	$517	$243	$2,210	$2,030

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS - (UNAUDITED)
(a)The decrease in net interest expense in the third quarter and first nine months of 2025 reflects (i) a decrease in interest expense primarily driven by a reduction in commercial paper outstanding and (ii) an increase in interest income due to a higher total average investment asset balance compared to 2024.
(b)The net losses in the first nine months of 2025 include, among other things, a net loss of $144 million related to our previous investment in Haleon plc (Haleon), composed of unrealized losses of $1.0 billion, partially offset by $900 million in realized gains on the sales of our remaining investment in the first quarter of 2025.
(c)The third quarter of 2025 primarily includes certain product liability expenses. The first nine months of 2025 primarily include certain product liability and other legal expenses. The third quarter and first nine months of 2024 primarily included certain product liability expenses related to products discontinued and/or divested by Pfizer.
(d)The third quarter and first nine months of 2025 include a $260 million intangible asset impairment charge related to in-process research and development (IPR&D) associated with a Phase 3 study for inclacumab for the treatment of sickle cell disease, which reflects unfavorable clinical trial results. The first nine months of 2025 also include an intangible asset impairment charge of $210 million for KRAS G12D, a Phase 2 indefinite-lived out-licensed asset that was discontinued by our out-licensing partner. The first nine months of 2024 included a $240 million intangible asset impairment charge, related to IPR&D associated with a Phase 3 study for the treatment of Duchenne muscular dystrophy (DMD), which reflected unfavorable clinical trial results.
(e)The first nine months of 2025 include, among other things, dividend income of $184 million from our investment in ViiV Healthcare Limited (ViiV). The third quarter and first nine months of 2024 primarily included, among other things, a charge of $420 million related to the expected sale of one of our facilities resulting from the discontinuation of our DMD program. The first nine months of 2024 also included, among other things, dividend income of $183 million from our investment in ViiV and a $150 million realized gain on the partial sale of our previous investment in Haleon in the first quarter of 2024.
(7)Our effective tax rates for income from continuing operations were (6.5)% and (2.9)% for the three and nine months ended September 28, 2025, respectively, and 5.0% and 4.9% for the three and nine months ended September 29, 2024, respectively. The negative and lower effective tax rates for the third quarter and first nine months of 2025, compared to the third quarter and the first nine months of 2024, were primarily due to a favorable change in the jurisdictional mix of earnings, the remeasurement of deferred tax liabilities due to the enactment of the One Big Beautiful Bill Act on July 4, 2025, and tax benefits related to global income tax resolutions in multiple tax jurisdictions spanning multiple tax years.

PFIZER INC. AND SUBSIDIARY COMPANIES
NON-GAAP FINANCIAL MEASURE: ADJUSTED INCOME
Adjusted income is an alternative measure of performance used by management to evaluate our overall performance as a supplement to our GAAP Reported performance measures. As such, we believe that investors’ understanding of our performance is enhanced by disclosing this measure. We use Adjusted income, certain components of Adjusted income and Adjusted diluted EPS to present the results of our major operations––the discovery, development, manufacture, marketing, sale and distribution of biopharmaceutical products worldwide––prior to considering certain income statement elements as follows:

Measure	Definition	Relevance of Metrics to Our Business Performance
Adjusted income
Net income attributable to Pfizer Inc. common shareholders(a) before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items

•Provides investors useful information to:
◦evaluate the normal recurring operational activities, and their components, on a comparable year-over-year basis
◦assist in modeling expected future performance on a normalized basis
•Provides investors insight into the way we manage our budgeting and forecasting, how we evaluate and manage our recurring operations and how we reward and compensate our senior management(b)

Adjusted cost of sales, Adjusted selling, informational and administrative expenses, Adjusted research and development expenses and Adjusted other (income)/deductions––net
Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Other (income)/deductions––net (a), each before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items, which are components of the Adjusted income measure

Adjusted diluted EPS
EPS attributable to Pfizer Inc. common shareholders––diluted(a) before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items

(a)Most directly comparable GAAP measure.
(b)Any expenses for acquired IPR&D are included in our non-GAAP Adjusted results but we exclude certain of these expenses for our financial results for annual incentive compensation purposes.
Adjusted income and its components and Adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by GAAP and, therefore, are limited in their usefulness to investors. Because of their non-standardized definitions, they may not be comparable to the calculation of similar measures of other companies and are presented to permit investors to more fully understand how management assesses performance. A limitation of these measures is that they provide a view of our operations without including all events during a period, and do not provide a comparable view of our performance to peers. These measures are not, and should not be viewed as, substitutes for their most directly comparable GAAP measures of Net income attributable to Pfizer Inc. common shareholders, components of Net income attributable to Pfizer Inc. common shareholders and EPS attributable to Pfizer Inc. common shareholders—diluted, respectively.
We also recognize that, as internal measures of performance, these measures have limitations, and we do not restrict our performance-management process solely to these measures. We also use other tools designed to achieve the highest levels of performance. For example, our R&D organization has productivity targets, upon which its effectiveness is measured. In addition, total shareholder return, both on an absolute basis and relative to a publicly traded pharmaceutical index, plays a significant role in determining payouts under certain of our incentive compensation plans.
See the reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the third quarter and first nine months of 2025 and 2024 below and the Non-GAAP Financial Measure: Adjusted Income section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2024 Annual Report on Form 10-K for additional information.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(millions, except per share data)

	Third-Quarter 2025
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income attributable to Pfizer Inc. common shareholders(1), (2)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$4,172	$3,186	$517		$3,541	$0.62
Amortization of intangible assets	—	—	—		1,223
Acquisition-related items	(128)	(1)	(13)		194
Discontinued operations	—	—	—		—
Certain significant items:
Restructuring charges/(credits), inventory write-offs, implementation costs and additional depreciation—asset restructuring(3)	(62)	(26)	—		379
Certain asset impairments(4)	—	—	(260)		260
(Gains)/losses on equity securities	—	—	201		(201)
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	(11)		11
Other(5)	(3)	(1)	(177)		184
Income tax provision—non-GAAP items					(643)
Non-GAAP Adjusted	$3,979	$3,158	$257	(6)	$4,949	$0.87

	Nine Months Ended September 28, 2025
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income attributable to Pfizer Inc. common shareholders(1), (2)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$10,795	$9,632	$2,210		$9,419	$1.65
Amortization of intangible assets	—	—	—		3,644
Acquisition-related items	(576)	(2)	(52)		814
Discontinued operations	—	—	—		(25)
Certain significant items:
Restructuring charges/(credits), inventory write-offs, implementation costs and additional depreciation—asset restructuring(3)	(115)	(46)	—		1,050
Certain asset impairments(4)	—	—	(577)		577
(Gains)/losses on equity securities(4)	—	—	(94)		94
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	57		(57)
Other(5)	(29)	(22)	(855)		914
Income tax provision—Non-GAAP items					(1,810)
Non-GAAP Adjusted	$10,075	$9,562	$688	(6)	$14,620	$2.56
See end of tables for notes.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(millions, except per share data)

	Third-Quarter 2024
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income attributable to Pfizer Inc. common shareholders(1), (2)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$5,263	$3,244	$243		$4,465	$0.78
Amortization of intangible assets	—	—	—		1,312
Acquisition-related items	(355)	(9)	(11)		465
Discontinued operations	—	—	—		6
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(3)	(36)	(13)	—		304
(Gains)/losses on equity securities	—	—	446		(446)
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	(4)		4
Other(5)	1	(4)	(430)		437
Income tax provision—non-GAAP items					(498)
Non-GAAP Adjusted	$4,874	$3,219	$243	(6)	$6,050	$1.06

	Nine Months Ended September 29, 2024
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income attributable to Pfizer Inc. common shareholders(1), (2)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$11,942	$10,456	$2,030		$7,621	$1.34
Amortization of intangible assets	—	—	—		3,927
Acquisition-related items	(1,117)	(25)	(32)		1,590
Discontinued operations	—	—	—		(14)
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(3)	(106)	(77)	—		1,502
Certain asset impairments(4)	—	—	(349)		349
(Gains)/losses on equity securities	—	—	129		(129)
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	(9)		9
Other(5)	(41)	(11)	(971)		1,036
Income tax provision—Non-GAAP items					(1,769)
Non-GAAP Adjusted	$10,678	$10,342	$797	(6)	$14,124	$2.48

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)

(1)Items that reconcile GAAP Reported to non-GAAP Adjusted balances are shown pre-tax. Our effective tax rates for GAAP Reported income from continuing operations were (6.5)% and (2.9)% for the three and nine months ended September 28, 2025, respectively, and 5.0% and 4.9% for the three and nine months ended September 29, 2024, respectively. See Note (7) to the Consolidated Statements of Operations above. Our effective tax rates for non-GAAP Adjusted income were 7.9% and 9.5% for the three and nine months ended September 28, 2025, respectively, and 10.8% and 13.3% for the three and nine months ended September 29, 2024, respectively.
(2)The amounts for the third quarter and first nine months of 2025 and 2024 include reconciling amounts for Research and development expenses that are not material to our non-GAAP consolidated results of operations.
(3)Includes employee termination costs, asset impairments and other exit costs related to our cost-reduction and productivity initiatives not associated with acquisitions.
(4)See Note (6) to the Consolidated Statements of Operations above.
(5)For the third quarter and first nine months of 2025, the total Other (income)/deductions––net adjustments of $177 million and $855 million, respectively, primarily include charges of $191 million for the third quarter for certain legal matters, primarily representing certain product liability expenses and $755 million for the first nine months for certain legal matters, primarily representing certain product liability and other legal expenses. For the third quarter and first nine months of 2024, the total Other (income)/deductions––net adjustments of $430 million and $971 million, respectively, included charges of (i) $420 million related to the expected sale of one of our facilities resulting from the discontinuation of our DMD program and (ii) $45 million for the third quarter and $422 million for the first nine months for certain legal matters, primarily representing certain product liability expenses related to products discontinued and/or divested by Pfizer. For the first nine months of 2024, the total Other (income)/deductions––net adjustment of $971 million also included charges of (i) $312 million mostly related to (a) our equity-method accounting pro-rata share of intangible asset amortization, impairments and restructuring costs recorded by Haleon, as well as (b) adjustments to our equity-method basis differences and (c) Pfizer’s share of investee capital transactions recognized by Haleon, partially offset by (ii) a $150 million realized gain on the partial sale of our previous investment in Haleon recorded in the first quarter of 2024.
(6)The components of non-GAAP Adjusted Other (income)/deductions––net include the following:

	Third-Quarter		Nine Months
(MILLIONS)	2025	2024	2025	2024
Interest income	$(138)	$(116)	$(437)	$(374)
Interest expense	654	786	1,967	2,358
Net interest expense	517	670	1,530	1,984
Net periodic benefit costs/(credits) other than service costs	(84)	(106)	(276)	(320)
Haleon equity method (income)/loss	—	(111)	—	(414)
Other, net	(175)	(210)	(566)	(453)
Non-GAAP Adjusted Other (income)/deductions––net	$257	$243	$688	$797
See Note (6) to the Consolidated Statements of Operations above for additional information on the components comprising GAAP Reported Other (income)/deductions––net.

PFIZER INC. - REVENUES
THIRD-QUARTER 2025 and 2024 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL
	2025	2024	% Change		2025	2024	% Change	2025	2024	% Change
(MILLIONS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$16,654	$17,702	(6%)	(7%)	$10,691	$12,064	(11%)	$5,963	$5,638	6%	2%
GLOBAL BIOPHARMACEUTICALS BUSINESS (BIOPHARMA)(a)	$16,310	$17,392	(6%)	(7%)	$10,599	$11,964	(11%)	$5,711	$5,428	5%	2%
Primary Care	$7,646	$9,060	(16%)	(16%)	$5,343	$6,767	(21%)	$2,303	$2,293	—	(3%)
Eliquis(b)	2,015	1,617	25%	22%	1,292	1,002	29%	723	616	17%	11%
Prevnar family(c)	1,742	1,803	(3%)	(4%)	1,155	1,308	(12%)	587	495	18%	17%
Paxlovid(d)	1,225	2,703	(55%)	(55%)	1,122	2,313	(52%)	104	389	(73%)	(73%)
Comirnaty	1,151	1,422	(19%)	(20%)	870	1,164	(25%)	282	258	9%	5%
Nurtec ODT/Vydura	412	337	22%	22%	383	314	22%	29	23	26%	22%
Abrysvo	279	356	(22%)	(22%)	210	318	(34%)	68	38	81%	75%
FSME-IMMUN/TicoVac	100	81	24%	15%	1	1	81%	99	80	23%	15%
All other Primary Care	721	742	(3%)	(4%)	310	348	(11%)	411	393	5%	2%
Specialty Care	$4,411	$4,289	3%	1%	$2,154	$2,171	(1%)	$2,257	$2,118	7%	3%
Vyndaqel family(e)	1,591	1,447	10%	7%	948	960	(1%)	643	486	32%	25%
Xeljanz	313	321	(3%)	(4%)	205	203	1%	108	118	(9%)	(13%)
Sulperazon (Outside the U.S. and Canada)	154	156	(2%)	(2%)	—	—	—	154	156	(2%)	(2%)
Inflectra	173	126	37%	37%	152	65	*	22	61	(65%)	(66%)
Zavicefta (Outside the U.S. and Canada)	158	152	5%	3%	—	—	—	158	152	5%	3%
Enbrel (Outside the U.S. and Canada)	154	169	(9%)	(12%)	—	—	—	154	169	(9%)	(12%)
Genotropin	128	119	7%	6%	31	27	14%	97	92	5%	3%
Octagam	113	221	(49%)	(49%)	113	221	(49%)	—	—	—	—
Zithromax	73	83	(13%)	(14%)	—	—	—	73	83	(13%)	(14%)
Cresemba	83	67	23%	17%	—	—	—	83	67	23%	17%
Cibinqo	79	63	26%	24%	30	23	34%	49	40	21%	18%
All other Hospital	985	1,041	(5%)	(6%)	484	519	(7%)	500	521	(4%)	(6%)
All other Specialty Care	407	323	26%	25%	189	152	25%	218	172	27%	25%
Oncology	$4,253	$4,043	5%	4%	$3,102	$3,026	3%	$1,151	$1,017	13%	9%
Ibrance	1,057	1,087	(3%)	(5%)	670	717	(7%)	387	371	4%	(1%)
Xtandi(f)	578	561	3%	3%	578	561	3%	—	—	—	—
Padcev	464	409	13%	13%	449	407	10%	16	2	*	*
Oncology biosimilars(g)	315	285	11%	10%	214	176	22%	101	109	(7%)	(10%)
Lorbrena	268	206	30%	28%	103	82	25%	165	124	34%	30%
Inlyta	226	247	(8%)	(9%)	124	150	(17%)	102	97	6%	3%
Adcetris(h)	215	268	(20%)	(20%)	210	260	(19%)	5	8	(37%)	(37%)
Braftovi/Mektovi	202	173	17%	17%	190	165	15%	12	8	52%	53%
Bosulif	150	161	(7%)	(8%)	117	113	3%	34	48	(30%)	(33%)
Tukysa	110	124	(11%)	(12%)	79	97	(19%)	32	27	18%	11%
Aromasin	114	87	31%	30%	—	1	(41%)	114	87	32%	30%
Orgovyx(i)	112	57	97%	97%	112	57	97%	—	—	—	—
Elrexfio	85	40	*	*	37	26	40%	48	14	*	*
Talzenna	47	36	32%	30%	33	28	21%	14	8	70%	60%
Tivdak	37	34	8%	8%	32	32	(1%)	5	2	*	*
All other Oncology	272	268	1%	—	156	155	1%	116	114	2%	—
PFIZER CENTREONE(j)	$344	$285	21%	18%	$92	$76	21%	$253	$210	21%	17%
PFIZER IGNITE	$—	$25	(99%)	(99%)	$—	$25	(99%)	$—	$—	—	—

Total Alliance revenues included above	$2,298	$1,900	21%	19%	$1,817	$1,474	23%	$481	$427	13%	6%
Total Royalty revenues included above	$436	$384	13%	13%	$434	$383	13%	$2	$2	26%	24%
See end of tables for notes.

PFIZER INC. - REVENUES
NINE MONTHS 2025 and 2024 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL
	2025	2024	% Change		2025	2024	% Change	2025	2024	% Change
(MILLIONS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$45,022	$45,864	(2%)	(2%)	$27,959	$29,470	(5%)	$17,063	$16,394	4%	4%
GLOBAL BIOPHARMACEUTICALS BUSINESS (BIOPHARMA)(a)	$44,056	$44,987	(2%)	(2%)	$27,677	$29,218	(5%)	$16,379	$15,769	4%	4%
Primary Care	$18,882	$21,224	(11%)	(11%)	$12,352	$14,800	(17%)	$6,530	$6,424	2%	2%
Eliquis(b)	5,941	5,534	7%	7%	3,913	3,677	6%	2,028	1,857	9%	8%
Prevnar family(c)	4,786	4,853	(1%)	(1%)	3,185	3,289	(3%)	1,601	1,564	2%	3%
Paxlovid(d)	2,144	4,989	(57%)	(57%)	1,796	4,181	(57%)	347	807	(57%)	(56%)
Comirnaty	2,097	1,970	6%	6%	1,275	1,339	(5%)	821	631	30%	30%
Nurtec ODT/Vydura	1,019	870	17%	17%	945	820	15%	74	50	49%	48%
Abrysvo	553	557	(1%)	—	374	490	(24%)	178	66	*	*
FSME-IMMUN/TicoVac	272	246	11%	8%	3	3	17%	269	244	10%	7%
All other Primary Care	2,071	2,204	(6%)	(6%)	860	1,000	(14%)	1,211	1,204	1%	2%
Specialty Care	$12,775	$12,215	5%	5%	$6,140	$5,902	4%	$6,635	$6,312	5%	6%
Vyndaqel family(e)	4,692	3,907	20%	19%	2,924	2,572	14%	1,767	1,334	32%	31%
Xeljanz	763	818	(7%)	(7%)	431	459	(6%)	331	360	(8%)	(8%)
Sulperazon (Outside the U.S. and Canada)	484	468	3%	4%	—	—	—	484	468	3%	4%
Inflectra	465	382	22%	23%	354	205	73%	111	177	(38%)	(36%)
Zavicefta (Outside the U.S. and Canada)	457	427	7%	9%	—	—	—	457	427	7%	9%
Enbrel (Outside the U.S. and Canada)	448	507	(12%)	(11%)	—	—	—	448	507	(12%)	(11%)
Genotropin	329	358	(8%)	(7%)	60	85	(30%)	269	272	(1%)	—
Octagam	298	400	(26%)	(26%)	298	400	(26%)	—	—	—	—
Zithromax	286	357	(20%)	(19%)	—	1	(71%)	286	357	(20%)	(19%)
Cresemba	267	213	25%	24%	—	—	—	267	213	25%	24%
Cibinqo	206	152	36%	36%	79	61	28%	127	90	41%	41%
All other Hospital	2,971	3,082	(4%)	(3%)	1,503	1,515	(1%)	1,468	1,567	(6%)	(5%)
All other Specialty Care	1,112	1,145	(3%)	(2%)	491	605	(19%)	620	540	15%	17%
Oncology	$12,399	$11,549	7%	7%	$9,185	$8,516	8%	$3,214	$3,033	6%	6%
Ibrance	3,083	3,272	(6%)	(6%)	2,024	2,136	(5%)	1,058	1,135	(7%)	(8%)
Xtandi(f)	1,602	1,474	9%	9%	1,602	1,474	9%	—	—	—	—
Padcev	1,432	1,144	25%	25%	1,402	1,128	24%	30	16	88%	89%
Oncology biosimilars(g)	932	828	13%	13%	648	512	27%	284	316	(10%)	(9%)
Lorbrena	741	538	38%	38%	294	211	39%	447	327	37%	37%
Inlyta	688	736	(7%)	(6%)	385	442	(13%)	303	294	3%	4%
Adcetris(h)	687	804	(15%)	(14%)	671	784	(14%)	16	20	(21%)	(18%)
Braftovi/Mektovi	519	437	19%	19%	489	417	17%	30	20	55%	61%
Bosulif	450	474	(5%)	(5%)	353	333	6%	97	141	(31%)	(32%)
Tukysa	344	351	(2%)	(2%)	269	283	(5%)	76	68	11%	9%
Aromasin	333	257	30%	30%	1	2	(25%)	332	255	30%	31%
Orgovyx(i)	285	136	*	*	285	136	*	—	—	—	—
Elrexfio	230	76	*	*	102	55	85%	128	20	*	*
Talzenna	133	91	47%	46%	96	69	39%	37	21	74%	71%
Tivdak	115	94	23%	22%	106	92	15%	10	2	*	*
All other Oncology	824	837	(2%)	(1%)	458	440	4%	366	397	(8%)	(7%)
PFIZER CENTREONE(j)	$929	$820	13%	13%	$245	$195	25%	$684	$625	9%	9%
PFIZER IGNITE	$37	$56	(34%)	(34%)	$37	$56	(34%)	$—	$—	—	—

Total Alliance revenues included above	$6,684	$6,140	9%	9%	$5,381	$4,935	9%	$1,304	$1,205	8%	6%
Total Royalty revenues included above	$1,170	$992	18%	18%	$1,162	$989	18%	$8	$4	*	*

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)
In 2025, the commercial structure within our Biopharma reportable segment is composed of the Pfizer U.S. Commercial Division and the Pfizer International Commercial Division. For additional information regarding our commercial organizational structure, see the Item 1. Business––Commercial Operations section of our 2024 Annual Report on Form 10-K (available at www.pfizer.com).

(b)	Reflects alliance revenues and product revenues.
(c)	Prevnar family includes revenues from Prevnar 20/Prevenar 20 (pediatric and adult) and Prevnar 13/Prevenar 13 (pediatric and adult).
(d)
The third quarter and first nine months of 2024 included $442 million of revenue in connection with the creation of a U.S. Strategic National Stockpile of 1.0 million treatment courses, which we supplied at no cost to the U.S. government or taxpayers. The first nine months of 2024 also included a $771 million favorable final adjustment recorded in the first quarter of 2024 to the estimated non-cash revenue reversal of $3.5 billion recorded in the fourth quarter of 2023, reflecting 5.1 million EUA-labeled treatment courses returned by the U.S. government through February 29, 2024 versus the estimated 6.5 million treatment courses that were expected to be returned as of December 31, 2023.

(e)	Vyndaqel family includes global revenues from Vyndaqel, as well as revenues for Vyndamax in the U.S. and Vynmac in Japan.
(f)	Primarily reflects alliance revenues and royalty revenues.
(g)	Biosimilars are highly similar versions of approved and authorized biological medicines. Oncology biosimilars primarily include Ruxience, Retacrit, Zirabev, Trazimera and Nivestym.
(h)	Reflects product revenues and royalty revenues.
(i)	Reflects alliance revenues.
(j)
Pfizer CentreOne (PC1) includes revenues from our contract manufacturing and our active pharmaceutical ingredient sales operation, as well as revenues related to our manufacturing and supply agreements with legacy Pfizer businesses/partnerships.

*	Indicates calculation not meaningful or results are greater than 100%.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of November 4, 2025. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about, among other topics, our anticipated operating and financial performance, including financial guidance and projections; reorganizations; business plans, strategy, goals and prospects; expectations for our product pipeline (including products from completed or anticipated acquisitions), in-line products and product candidates, including anticipated regulatory submissions, data read-outs, study starts, approvals, launches, discontinuations, clinical trial results and other developing data, revenue contribution and projections, potential pricing and reimbursement, potential market dynamics, including demand, market size and utilization rates and growth, performance, timing of exclusivity and potential benefits; the impact and potential impact of tariffs and pricing dynamics; strategic reviews; leverage and capital allocation objectives; an enterprise-wide cost realignment program (including anticipated costs, savings and potential benefits); a Manufacturing Optimization Program to reduce our cost of goods sold (including anticipated costs, savings and potential benefits); dividends and share repurchases; plans for and prospects of our acquisitions, dispositions and other business development activities, including our acquisition of Seagen, our proposed acquisition of Metsera and our licensing agreement with 3SBio, and our ability to successfully capitalize on growth opportunities and prospects; our voluntary agreement with the U.S. Government designed to lower drug costs for U.S. patients and to include Pfizer products in a direct purchasing platform, and Pfizer’s plans to further invest in U.S. manufacturing; manufacturing and product supply; our ongoing efforts to respond to COVID-19; our expectations regarding the impact of COVID-19 on our business, operations and financial results; and the expected seasonality of demand for certain of our products. Given their forward-looking nature, these statements involve substantial risks, uncertainties and potentially inaccurate assumptions and we cannot assure you that any outcome expressed in these forward-looking statements will be realized in whole or in part. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek,” “potential,” “hope” and other words and terms of similar meaning. Pfizer’s financial guidance is based on estimates and assumptions that are subject to significant uncertainties.
Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:
Risks Related to Our Business, Industry and Operations, and Business Development:
•the outcome of research and development (R&D) activities, including the ability to meet anticipated pre-clinical or clinical endpoints, commencement and/or completion dates for our pre-clinical or clinical trials, regulatory submission dates, and/or regulatory approval and/or launch dates; the possibility of unfavorable pre-clinical and clinical trial results, including the possibility of unfavorable new pre-clinical or clinical data and further analyses of existing pre-clinical or clinical data; risks associated with preliminary, early stage or interim data; the risk that pre-clinical and clinical trial data are subject to differing interpretations and assessments, including during the peer review/publication process, in the scientific community generally, and by regulatory authorities; whether and when additional data from our pipeline programs will be published in scientific journal publications, and if so, when and with what modifications and interpretations; and uncertainties regarding the future development of our product candidates, including whether or when our product candidates will advance to future studies or phases of development or whether or when regulatory applications may be filed for any of our product candidates, including as a result of clinical trial data or regulatory feedback that could impact the future development of our product candidates, including our vaccine candidates such as our next generation pneumococcal conjugate vaccine candidate;
•our ability to successfully address comments received from regulatory authorities such as the FDA or the EMA, or obtain approval for new products and indications from regulators on a timely basis or at all;
•regulatory decisions impacting labeling, approval or authorization, including the scope of indicated patient populations, product dosage, manufacturing processes, safety and/or other matters, including decisions relating to emerging developments regarding potential product impurities; uncertainties regarding the ability to obtain or maintain, and the scope of, recommendations by technical or advisory committees, and the timing of, and ability to obtain, pricing approvals and product launches, all of which could impact the availability or commercial potential of our products and product candidates;
•claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates, including claims and concerns that may arise from the conduct or outcome of post-approval clinical trials, pharmacovigilance or Risk Evaluation and Mitigation Strategies, which could impact marketing approval, product labeling, and/or availability or commercial potential;
•the success and impact of external business development activities, such as risks and uncertainties related to our proposed acquisition of Metsera and the impact of Novo Nordisk’s competing proposal on the proposed acquisition; the ability to identify and execute on potential business development opportunities; the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all, including the possibility that such transactions do not close; the ability to realize the anticipated benefits of any such transactions in the anticipated time frame or at all; the potential need for and impact of additional equity or debt financing to pursue these opportunities, which has in the past and could in the future result in increased leverage and/or a downgrade of our credit ratings and could limit our ability to obtain future financing; challenges integrating the businesses and operations; disruption to business or operations relationships; risks related to growing revenues for certain acquired or partnered products; significant transaction costs; and unknown liabilities;
•competition, including from new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat or prevent diseases and conditions similar to those treated or intended to be prevented by our in-line products and product candidates;
•the ability to successfully market both new and existing products, including biosimilars;
•difficulties or delays in manufacturing, sales or marketing; supply disruptions, shortages or stock-outs at our facilities or third-party facilities that we rely on; and legal or regulatory actions;
•the impact of public health outbreaks, epidemics or pandemics (such as COVID-19) on our business, operations and financial condition and results, including impacts on our employees, manufacturing, supply chain, sales and marketing, R&D and clinical trials;
•risks and uncertainties related to Comirnaty and Paxlovid or any potential future COVID-19 vaccines, treatments or combinations, including, among others, the risk that as the market for COVID-19 products remains endemic and seasonal and/or COVID-19 infection rates do not follow prior patterns, demand for our COVID-19 products has and may continue to be reduced or not meet expectations, which has in the past and may continue to lead to reduced revenues, excess inventory or other unanticipated charges; risks related to our ability to develop and commercialize variant adapted vaccines, combinations and/or treatments; uncertainties related to recommendations and coverage for, and the public’s adherence to, vaccines, boosters, treatments or combinations, including uncertainties related to the potential impact of narrowing recommended patient populations; whether or when our EUAs or biologics licenses will expire, terminate or be revoked; and potential third-party royalties or other claims related to Comirnaty and Paxlovid;
•trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or favorable formulary placement for our products;
•interest rate and foreign currency exchange rate fluctuations, including the impact of global trade tensions, as well as currency devaluations and monetary policy actions in countries experiencing high inflation or deflation rates;
•any significant issues involving our largest wholesale distributors or government customers, which account for a substantial portion of our revenues;
•the impact of the increased presence of counterfeit medicines, vaccines or other products in the pharmaceutical supply chain;
•any significant issues related to the outsourcing of certain operational and staff functions to third parties;
•any significant issues related to our JVs and other third-party business arrangements, including modifications or disputes related to supply agreements or other contracts with customers including governments or other payors;
•uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions, such as inflation or interest rate fluctuations, and recent and possible future changes in global financial markets;
•the exposure of our operations globally to possible capital and exchange controls, economic conditions, expropriation, sanctions, tariffs and/or other restrictive government actions, changes in intellectual property legal protections and remedies, unstable governments and legal systems and inter-governmental disputes;
•risks and uncertainties related to issued or future executive orders or other new, or changes in, laws, regulations or policy regarding tariffs or other trade policy and/or the impact of any U.S. Governmental shutdowns, including impacts on governmental agencies due to the shutdown;

•the risk and impact of tariffs on our business, which is subject to a number of factors including, but not limited to, restrictions on trade, the effective date and duration of such tariffs, countries included in the scope of tariffs, changes to amounts of tariffs, and potential retaliatory tariffs or other retaliatory actions imposed by other countries;
•the impact of disruptions related to climate change and natural disasters;
•any changes in business, political and economic conditions due to actual or threatened terrorist activity, geopolitical instability, political or civil unrest or military action, including the ongoing conflicts between Russia and Ukraine and in the Middle East and the resulting economic or other consequences;
•the impact of product recalls, withdrawals and other unusual items, including uncertainties related to regulator-directed risk evaluations and assessments, such as our ongoing evaluation of our product portfolio for the potential presence or formation of nitrosamines, and our voluntary withdrawal of all lots of Oxbryta in all markets where it is approved and any regulatory or other impact on Oxbryta and other sickle cell disease assets;
•trade buying patterns;
•the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;
•the impact of, and risks and uncertainties related to, restructurings and internal reorganizations, as well as any other corporate strategic initiatives and growth strategies, and cost-reduction and productivity initiatives, including any potential future phases, each of which requires upfront costs but may fail to yield anticipated benefits and may result in unexpected costs, organizational disruption, adverse effects on employee morale, retention issues or other unintended consequences;
•the ability to successfully achieve our climate-related goals and progress our environmental sustainability and other priorities;
Risks Related to Government Regulation and Legal Proceedings:
•the impact of any U.S. healthcare reform or legislation, including executive orders or other change in laws, regulations or policy, or any significant spending reduction or cost control efforts affecting Medicare, Medicaid, the 340B Drug Pricing Program or other publicly funded or subsidized health programs, including the Inflation Reduction Act of 2022 (IRA) and the IRA Medicare Part D Redesign, or changes in the tax treatment of employer-sponsored health insurance that may be implemented;
•risks and uncertainties related to the impact of Pfizer’s voluntary agreement with the U.S. Government designed to lower drug costs for U.S. patients and to include Pfizer products in a direct purchasing platform, and Pfizer’s plans to further invest in U.S. manufacturing, including risks relating to entering into definitive agreements with the U.S. Government and the initiation of new tariffs not subject to Pfizer’s grace period;
•U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, including international reference pricing, including Most- Favored-Nation drug pricing, intellectual property, reimbursement or access to or recommendations for our medicines and vaccines, tax changes or other restrictions on U.S. direct-to-consumer advertising; limitations on interactions with healthcare professionals and other industry stakeholders; as well as pricing pressures for our products as a result of highly competitive biopharmaceutical markets;
•risks and uncertainties related to changes to vaccine or other healthcare policy in the U.S., including the FDA's recently adopted policy of disclosing Complete Response Letters for unapproved drug candidates and the attendant risk of disclosure of trade secrets or confidential commercial information;
•legislation or regulatory action in markets outside of the U.S., such as China or Europe, including, without limitation, laws related to pharmaceutical product pricing, intellectual property, medical regulation, environmental protections, data protection and cybersecurity, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain products to control costs in those markets;
•legal defense costs, insurance expenses, settlement costs and contingencies, including without limitation, those related to legal proceedings and actual or alleged environmental contamination;
•the risk and impact of an adverse decision or settlement and risk related to the adequacy of reserves related to legal proceedings;
•the risk and impact of tax related litigation and investigations;
•governmental laws, regulations and policies affecting our operations, including, without limitation, the IRA, as well as changes in such laws, regulations or policies or their interpretation, including, among others, new or changes in tariffs, tax laws and regulations internationally and in the U.S., including the One Big Beautiful Bill

Act, which was enacted on July 4, 2025, and is still subject to further guidance; the adoption of global minimum taxation requirements outside the U.S. generally effective in most jurisdictions since January 1, 2024, government cost-cutting measures and related impacts on, among other matters, government staffing, resources and ability to timely review and process regulatory or other submissions; restrictions related to certain data transfers and transactions involving certain countries; and potential changes to existing tax laws, tariffs, or changes to other laws, regulations or policies in the U.S., including by the U.S. Presidential administration and Congress, as well as in other countries;
Risks Related to Intellectual Property, Technology and Cybersecurity:
•the risk that our currently pending or future patent applications may not be granted on a timely basis or at all, or any patent-term extensions that we seek may not be granted on a timely basis, if at all;
•risks to our products, patents and other intellectual property, such as: (i) claims of invalidity that could result in loss of patent coverage; (ii) claims of patent infringement, including asserted and/or unasserted intellectual property claims; (iii) claims we may assert against intellectual property rights held by third parties; (iv) challenges faced by our collaboration or licensing partners to the validity of their patent rights; or (v) any pressure from, or legal or regulatory action by, various stakeholders or governments that could potentially result in us not seeking intellectual property protection or agreeing not to enforce or being restricted from enforcing intellectual property rights related to our products;
•any significant breakdown or interruption of our information technology systems and infrastructure (including cloud services);
•any business disruption, theft of confidential or proprietary information, security threats on facilities or infrastructure, extortion or integrity compromise resulting from a cyber-attack, which may include those using adversarial artificial intelligence techniques, or other malfeasance by, but not limited to, nation states, employees, business partners or others; and
•risks and challenges related to the use of software and services that include artificial intelligence-based functionality and other emerging technologies.
Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” and in our subsequent reports on Form 8-K.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.
The information contained on our website or any third-party website is not incorporated by reference into this earnings release. All trademarks mentioned are the property of their owners.
Certain of the products and product candidates discussed in this earnings release are being co-researched, co-developed and/or co-promoted in collaboration with other companies for which Pfizer’s rights vary by market or are the subject of agreements pursuant to which Pfizer has commercialization rights in certain markets.